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EX 4.0

SECURED PROMISSORY NOTE

U.S. ($1,120,000)                           Beverly Hills, California
                                            July 16, 2002

FOR VALUE RECEIVED, NUWAY ENERGY INC, a Delaware corporation (hereinafter referred to as "Obligor"), promises to pay to {Summitt Ventures Inc} (hereinafter referred to as "Holder"), the principal sum of One Million One Hundred and Twenty Thousand Dollars ($1,120,000)}, together with interest, which shall accrue at a rate of 10% per annum from the date hereof, on the principal sum of this Note from time to time outstanding. This Note shall be payable on or before the expiration of one year from the date of execution of this note. The note shall pay interest monthly with the principle all due at the end of one year, June 15, 2003 (the "Maturity Date"), on which date all accrued and unpaid interest and the entire balance of the principal then outstanding shall be due and payable. It is soley within the discretion of Holder to receive all or partial payments during the course of the note period. Any payments received will be credited against the outstanding balance which is due.

         All payments on this Note shall be made in lawful money of the United States of America, and all notices by Obligor to the Holder shall be sent by first class mail and if so sent shall be deemed received by Holder seventy-two
(72) hours after being deposited in the U.S. mails provided that it is mailed by certified mail, return receipt requested, and postage prepaid and properly addressed to Holder, or at such other place, in the United States, as the Holder shall designate in writing to the Obligor from time to time hereafter. Furthermore, It is agreed by the parties to this note, that in the event that Holder wishes to offset any or all of the obligations which are attached to this note to other third parties, entities which are owned or controlled by Holder, or any law firm for collection, that this note in whole or in part is fully assignable without the consent of the Obligor. In addition, in the event that sums are not available to fully pay the interest, or note in full partial payments will be accepted. Any partial payments will be offset against the balance due on the note.

         This Note is secured by all of the assets of the obligor (the "Security Agreement"), representing a first priority security interest (the "Security Interest") in the assets of the obligor between Obligor and Holder dated as of the date hereof (collectively, the Security Agreement are referred to herein as the "SECURITY DOCUMENTS").


PARI PASSU STATUS. The payment of principal of and interest on this Note shall rank pari passu with the other Secured Notes. All payment on this Note and the other Secured Notes shall be made on a pro rata basis as applied to the principal and interest under this Note and the other Secured Notes and no such note shall be paid in full at any time prior to the payment in full of this Note or any of the other Secured Notes.

 NATURE OF NOTE; USURY. The Obligor acknowledges that this Note evidences purchase money indebtedness arising out of a business transaction. In no event and upon no contingency shall Obligor be required to pay interest on this Note in excess of the maximum rate allowed by law. It is the intention of the parties hereto to conform strictly to the usury laws now in force that would apply to

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this Note. Accordingly, notwithstanding anything to the contrary in this Note or any other agreement entered into in connection herewith, it is agreed that all charges that constitute interest that are contracted for, chargeable or receivable under this Note or otherwise in connection with this transaction shall, under no circumstances, exceed the maximum amount of interest permitted by law, and any excess shall be deemed a mistake in calculation and canceled automatically and, if theretofore paid, shall be, at the Holder's election, either refunded to Obligor or credited on the unpaid principal of this Note.

PREPAYMENTS AND APPLICATION OF PAYMENTS. This Note July be prepaid in whole or in part without notice, premium or penalty. Partial prepayments shall be applied to the installment payments of principal and interest hereunder in the chronological order in which they come due until this Note is paid in full. All monthly installments of principal and interest paid hereunder, and any prepayments made hereunder, shall be credited first to accrued and unpaid interest payable on the principal balance of this Note from time to time outstanding and then to the reduction of principal.

EVENTS OF DEFAULT. Upon the occurrence and during the continuance of an Event of Default (as hereinafter defined), the Holders of this Note shall be entitled, by written notice to the Obligor, to declare this Note to be, and upon such declaration this Note shall be and become immediately due and payable, in addition to any other rights or remedies they July have under the laws of the State of Nevada. The occurrence of any of the following events shall constitute an "Event of Default":

                  (a) PAYMENT OF NOTE. Obligor shall fail to pay any principal of or interest owing on this Note within ten (10) days after the due date of such payment.

                  (b) BREACH OF COVENANTS. Obligor shall fail or neglect to perform, keep or observe any covenant or obligation of Obligor contained in this Note (other than failure to pay principal of or interest on this Note which is dealt with specifically in Paragraph 5(a) above), the Security Documents, the Stock Purchase Agreement or the Loan Agreement and the breach of any such covenant or obligation is not cured within forty-five (45) days after Obligor's receipt of notice of such breach from Holder.

                  (c) INSOLVENCY, ETC. Obligor shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary for all or substantially all of its assets, or any petition for an order for relief shall be filed by or against Obligor under any applicable bankruptcy law, and such appointment or proceeding, as the case July be, is not controverted within thirty (30) days, or is not dismissed within sixty (60) days, after such appointment or the commencement of such proceeding (as the case July be).

COSTS AND EXPENSES OF COLLECTION. If this Note is collected by or through an attorney at law, Obligor shall pay all of the Holder's reasonably incurred costs of collection, including, without limitation, Holder's reasonable attorneys' fees.

WAIVERS BY OBLIGOR. Except as otherwise provided elsewhere in this Note, Obligor waives presentment for payment, protest, notice of dishonor and protest and consents to any extensions of time with respect to any payment due under this Note, and to the addition or release of any party. No waiver of any payment under this Note shall operate as a waiver of any other payment.

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EFFECT OF DELAY OR WAIVER BY HOLDER. No delay or failure of the Holder of this
Note in the exercise of any rights or remedy provided for hereunder shall be deemed a waiver of any other right or remedy which the Holder July have.

NOTICES TO OBLIGOR. Any notice or demand to the Obligor shall be by First Class Mail, addressed to Obligor, Med Wireless Inc Attention: President, or such other address as July be designated in writing by Obligor to the Holder and shall be deemed to have been received seventy-two (72) hours after its deposit, postage-prepaid, with the United States Postal Service.

         GOVERNING LAW/HEADINGS. Obligor and Holder have agreed that, notwithstanding any laws to the contrary of any jurisdiction in which this Note is sought to be construed or enforced, this Note shall be governed by, construed according to and enforced under the internal laws of the state of Nevada, without regard to its choice of laws, to the same extent as if this Note had been made, the obligations of the Obligor hereunder were to be performed, and Holder received the payments due it hereunder, entirely in the state of Nevada. The Paragraph headings in this Note are for convenience of reference only and shall not be considered in, nor shall they affect, the interpretation or application of any of the provisions of this Note.

OBLIGOR:

NUWAY ENERGY, INC.
a Delaware Corporation

/s/ Dennis Calvert
-------------------------
By:

Accepted and Agreed


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